Exhibit (r)(2)

April 2023

PERSHING SQUARE CAPITAL MANAGEMENT, L.P.

PERSHING SQUARE GP, LLC

CODE OF ETHICS

As investment advisers, the entities listed above (each being referred to herein as the “Firm” or “we” or “us”) stand in a position of trust and confidence with respect to our clients. Accordingly, the Firm has a duty to place the interests of the funds managed by the Firm (the “Funds”) before the interests of the Firm and our Supervised Persons (as defined below). In order to assist the Firm in meeting its obligations as a fiduciary, the Firm has adopted this Code of Ethics (the “Code”). The Code incorporates the following general principles which all Supervised Persons are expected to uphold:

•	We must at all times be mindful that we are fiduciaries for our Funds.

•

Supervised Persons must act in a manner consistent with the Code and seek to mitigate any actual or potential conflicts of interest and to prevent any abuse of a Supervised Person’s position of trust and responsibility.

•	Supervised Persons must not take inappropriate advantage of their positions at the Firm.

The Firm believes that these general principles not only help us fulfill our obligations, but also protect the Firm’s reputation and instill in our Supervised Persons the Firm’s commitment to honesty, integrity and professionalism. Supervised Persons should understand that these general principles apply to all conduct of the Firm’s business, whether or not that conduct also is covered by more specific standards or procedures set forth below. Failure by Supervised Persons to comply with the Code may result in disciplinary action, including termination of employment or association with the Firm.

Because one of the Firm’s clients, Pershing Square Holdings, Ltd., a company limited by shares incorporated under the laws of Guernsey (“PSH”), is listed on Euronext Amsterdam, certain elements of the conduct of the Firm’s business are also subject to the Dutch Financial Supervision laws.

For example, such laws require that when the Firm considers appointing a Supervised Person to an integrity-sensitive position, it will satisfy itself of the integrity of that person prior to their appointment, by:

•	taking reasonable measures to verify the person’s identity;

•	taking reasonable measures to verify the accuracy and completeness of the data and references supplied by the person; and

•	forming a considered opinion as to the person’s trustworthiness and an assessment thereof in relation to holding the integrity-sensitive position concerned.

An “integrity-sensitive” position is a managing position directly below the persons that determine or co-determine the policy of the Firm or a position with authority that poses a substantial risk to the performance of business activities.

A.	Persons Covered by the Code

The Code applies to all of the Firm’s “Supervised Persons.” The Firm’s Supervised Persons consist of any Firm employees (“Employees”), the Firm’s partners and officers (or other persons occupying a similar status or performing similar functions) who are subject to the Firm’s supervision and control, any other person who provides investment advice on behalf of the Firm (if any), and may also include other persons who engage in activities on behalf of the Firm and who are subject to the Firm’s supervision and control as determined by the Chief Compliance Officer or her designee (collectively, the “CCO”). For the avoidance of doubt, individuals receiving distributions under the Firm’s long term incentive compensation plan who are not subject to the Firm’s supervision and control (e.g., retired employees and former members of the Firm’s advisory board) are not considered “Supervised Persons.”

Certain (but not all) provisions of the Code apply to the Firm’s “Access Persons.” Our Access Persons include Supervised Persons and employees of Table Management, L.P. (“Table”) and the Pershing Square Foundation (“PSF”) who share office space with the Firm.

Certain (but not all) other provisions of the Code apply only to Supervised Persons. In addition, certain provisions of the Code may apply to persons who are not Supervised Persons or Access Persons, as determined by the CCO.

B.	The Firm’s Compliance System

The Firm utilizes a compliance software platform (the “Compliance System”) to facilitate Access Persons’ completion of compliance obligations, and certain reporting, approval requests and disclosures required by this Code must be filed through the Compliance System, unless the CCO permits acceptance of such reports in another form. The Compliance System is available at persq.complysci.com.

C.	Personal Trading

This personal trading policy (the “Personal Trading Policy”) sets forth Access Persons’ disclosure obligations with respect to and the restrictions on trading in Personal Accounts (as defined below).

1.	Personal Accounts and Covered Securities

a.	Personal Accounts

The term “Personal Account” means any securities account (i.e., any account that may hold securities) in which an Access Person has any Beneficial Ownership (as defined below), or over which an Access Person exercises investment discretion. In addition, the term “Personal Account” includes any account of an Access Person’s immediate family member (including any relative by blood or marriage) either living in the Access Person’s household or claimed for U.S. Federal income tax purposes as financially dependent on the Access Person (together, “Family Members”) in which such Family Member has any Beneficial Ownership or over which such Family Member exercises investment discretion.

An Access Person or a Family Member is deemed to have “Beneficial Ownership” if the Access Person or such Family Member, as applicable, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect opportunity to profit or share in any profit derived from the relevant Personal Account. For a full definition of Beneficial Ownership, refer to Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

b.	Covered Securities

The term “Covered Securities” means all securities defined as reportable securities under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and includes:

•	debt and equity securities, whether publicly or privately offered;

•	options on securities, on indices, and on currencies;

•	security futures and security-based swaps;

•

all forms of limited partnership and limited liability company interests, including interests in private investment funds (such as hedge funds or any other offering that is exempt from registration under the Securities Act of 1933 (the “Securities Act”) pursuant to Section 4(a)(2), Section 4(a)(5), or Rule 504, Rule 505 or Rule 506 of Regulation D thereunder), (each, a “Limited Offering”) and interests in investment clubs;

•	foreign unit trusts and foreign mutual funds; and

•	exchange traded funds and closed-end funds.

Cryptocurrencies, tokens and other digital assets may in certain circumstances be treated as securities. Therefore, before purchasing any digital asset, Access Persons should consult with Counsel, who will determine whether any such digital asset constitutes a Covered Security.

The term “Covered Securities,” however, does not include the following securities which shall be referred to as “Exempt Securities”:

•	direct obligations of the U.S. government (e.g., treasury securities);

•	bankers’ acceptances, bank certificates of deposit and commercial paper;

•	shares issued by money market funds;

•	shares of open-end mutual funds that are registered in the United States and that are not advised or sub-advised by the Firm (or the Firm’s affiliates);[1]

•	shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds that are not advised or sub-advised by the Firm (or the Firm’s affiliates);[2] and

•	securities held in qualified tuition programs established pursuant to Section 529 of the Internal Revenue Code of 1986 (“529 Plans”).[3]

Any questions regarding the application of these terms should be referred to, and addressed by, the CCO.

2.	Disclosure of Personal Accounts and Securities Holdings by Access Persons

a.	Initial Personal Accounts and Holdings Reports

Each Access Person must disclose through the Compliance System all Personal Accounts and all Covered Securities held by the Access Person or his or her Family Members no later than ten days after becoming an Access Person (such disclosure, the “Initial Personal Accounts and Holdings Report”). The Initial Personal Accounts and Holdings Report may be combined with other certifications and/or reporting required by the Code upon becoming an Access Person. Each Initial Personal Accounts and Holdings Report must be accompanied by the submission in the Compliance System of copies of account statements for all Personal Accounts that are current as of a date no more than 45 days prior to the date such individual became an Access Person.

At a minimum, such reports must include the following information:4

•

with respect to Covered Securities, the title, type, exchange ticker symbol or CUSIP number (as applicable), number of shares/interests and principal amount of each Covered Security, as applicable; and

[1]	Neither the Firm nor its affiliates advise any open-end mutual funds.
[2]	Neither the Firm nor its affiliates advise any open-end mutual funds.
[3]	See WilmerHale LLP, SEC No-Action Letter (July 28, 2010).
[4]

To the extent that the required information is included in the account statements submitted with the report, the report will be deemed complete. Access Persons should note, however, that Covered Securities may be held in Personal Accounts or directly, as in the case of limited partnership or limited liability company interests (such as hedge funds). If Covered Securities are held directly, the Personal Accounts and Holdings Report must include the required information with respect to such securities as part of the report, or through the attachment of a separate statement.

•	with respect to Personal Accounts, the account name, number (if any), and the name and address of any broker-dealer, adviser or bank that maintains such Personal Account.

The Access Person will also have the opportunity to provide information to the CCO that certain Personal Accounts qualify for treatment as Exempt Personal Accounts (as defined below). In such cases, the Employee will have to provide an initial pdf copy of account statements for each Exempt Personal Account, but these accounts are not subject to the ongoing reporting obligations and/or trading restrictions contained herein and will not be monitored thereafter.

Following the Access Person’s submission of the Initial Personal Accounts and Holdings Report, eligible Personal Accounts will be linked to such Access Person’s profile in the Compliance System by direct feeds (such accounts, “Linked Personal Accounts”) and the holdings in such accounts will appear in the Compliance System and in any future Personal Accounts and Holdings Reports completed by the Access Person.

b.	Annual Personal Accounts and Holdings Reports

Each Access Person must disclose through the Compliance System all Personal Accounts and all Covered Securities held by the Access Person or his or her Family Members within 30 days of the end of the Firm’s fiscal year (such disclosure, the “Annual Personal Accounts and Holdings Report”). The Annual Personal Accounts and Holdings Report may be combined with other annual certifications and/or reporting required by the Code.

•

Each Annual Personal Accounts and Holdings Report must be accompanied by the submission in the Compliance System of a pdf of account statements for all Personal Accounts (other than Exempt Personal Accounts) that are current as of a date no more than 45 days prior to the date the report is submitted, unless those accounts are Linked Personal Accounts and the holdings in the accounts are available in the Compliance System. It is the responsibility of each Access Person to ensure that his or her statements are submitted in a timely manner.

At a minimum, the Compliance System must reflect or the accompanying statements must include the following information:5

•	with respect to Covered Securities, the title, type, exchange ticker symbol or CUSIP number, number of shares/interests and principal amount of each Covered Security, as applicable; and

[5]

To the extent that the required information is included in the account statements submitted with the report or linked to the account in the PTCC System, the report will be deemed complete. Access Persons should note, however, that Covered Securities may be held in Personal Accounts or directly, as in the case of limited partnership or limited liability company interests (such as hedge funds). If Covered Securities are held directly, the Personal Accounts and Holdings Report must include the required information with respect to those securities as part of the report, or through the attachment of a separate statement.

•	with respect to Personal Accounts, the account name, number (if any), and the name and address of any broker-dealer, adviser, custodian or bank that maintains such Personal Account

c.	Quarterly Transactions and New Personal Accounts Reports

(i)	Contents of Quarterly Transactions and New Personal Accounts Reports

Each Access Person must disclose through the Compliance System all Covered Securities transactions that occurred during the relevant calendar quarter and disclose any new Personal Account opened during the relevant calendar quarter (such disclosure, the “Quarterly Transactions and New Personal Accounts Report”). The Quarterly Transactions and New Personal Accounts Report may be combined with other quarterly certifications and/or reporting required by the Code. Each Quarterly Transactions and New Personal Accounts Report must be accompanied by the submission in the Compliance System of pdf copies of account statements for all Personal Accounts (other than Exempt Personal Accounts), for each month during the calendar quarter with respect to which the report is submitted, unless any such account is a Linked Personal Account and the transactions in such Personal Account are available in the Compliance System. At a minimum, the Compliance System must reflect or the accompanying pdf statements must include the following information for each Covered Securities transaction:6

•

the date of the transaction, the title and the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares/interests, and principal amount of each Covered Security involved, as applicable;

•	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	the price of the Covered Security at which the transaction was effected;

•	the name of the broker-dealer, adviser or bank with or through which the transaction was effected, if any; and

•	the date on which the Access Person submits the report.

It is the responsibility of each Access Person to ensure that his or her statements are submitted in a timely manner.

[6]

To the extent that the required information is included in the account statements submitted with the report or linked to the account in the Compliance System, the report will be deemed complete. Access Persons should note, however, that Covered Securities may be held in Personal Accounts or directly, as in the case of limited partnership or limited liability company interests (such as hedge funds). If Covered Securities are held directly, the Quarterly Transactions and New Personal Accounts Report must include the required information with respect to those securities as part of the report, or through the attachment of a separate statement.

If an Access Person opens a new Exempt Personal Account during the quarter, he or she will have to provide an initial pdf copy of account statements for such Exempt Personal Account, but the account will not be monitored thereafter.

(ii)	Timing of Quarterly Transactions and New Personal Accounts Reports

Each Access Person must submit through the Compliance System the Quarterly Transactions and New Personal Accounts Report no later than 30 days after the end of each calendar quarter. The instructions for completing the report will be made available to each Access Person through the Compliance System.

d.	Cryptocurrency Reporting

To the extent an Access Person transacts in cryptocurrencies, tokens or other digital assets that, in each case, are considered Covered Securities, corresponding transaction and holdings disclosure is required under the procedures applicable to Covered Securities under this Code. Where brokerage confirmations and statements are not available for such securities, Access Persons must provide available documentation evidencing transactions and holdings acceptable to the CCO.

3.	Restrictions on Personal Accounts

No Access Person or Family Member may open a new Personal Account unless such Personal Account is (i) an Exempt Personal Account, (ii) an account offered to a Family Member by such Family Member’s current employer, or (iii) a Linked Personal Account. The CCO maintains a list of brokers offering Linked Personal Accounts.

Within three months of becoming subject to this Code, a new Access Person and his or her Family Members should seek to close all Personal Accounts other than (x) Exempt Personal Accounts, (y) Linked Personal Accounts and (z) accounts ineligible to become Linked Personal Accounts. If any such Access Person holds restricted stock of a former employer in any Personal Account ineligible to become a Linked Personal Account, the Access Person should transfer such stock to a Linked Personal Account once the restriction is lifted.

The CCO may grant exceptions to these requirements on a case by case basis.

4.	Restrictions on Personal Securities Transactions

a.	Access Persons

Access Persons are prohibited from acquiring, disposing, or engaging in short selling of Covered Securities in any Personal Account, unless otherwise permitted herein. For the avoidance of doubt, Access Persons are prohibited from acquiring securities issued in an initial public offering (i.e., an offering of securities registered under the Securities Act, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act).

With the prior written approval of the CCO, an Access Person may:

•

dispose of any Covered Securities over which the Access Person (or his/her Family Member, as applicable) held Beneficial Ownership prior to the date on which the Code became applicable to that Access Person;

•

terminate or make any changes to any Automatic Investment Plan relating to Covered Securities, which the Access Person (or his/her Family Member, as applicable) entered into prior to the date on which the Code became applicable to the Access Person;

•	acquire any security issued in a Limited Offering other than any such security issued by the Funds, the Firm or their respective affiliates;

•	acquire or dispose of shares of PSH; and

•

acquire or dispose of a security in connection with a corporate transaction or distribution in kind by the issuer of a security owned by the Access Person at the time of the corporate transaction or distribution. Notwithstanding the foregoing, if the acquisition or disposition of the security happens by operation of law or contract (including pursuant to a default election), then no approval is required.

Access Persons must seek any such approval by submitting a trade request form through the Compliance System, unless the CCO permits acceptance of such request in another form.

The following is permitted for Access Persons without the prior approval of the CCO:

•	acquisitions and/or dispositions of any Exempt Security;

•	acquisitions and/or dispositions of any of the following Covered Securities:

•	municipal bonds, foreign unit trusts and foreign mutual funds;

•	institutional separate account and commingled trust fund products offered in retirement accounts as alternative investments to open-end mutual funds;

•	Bonds issued by the UK government (aka “gilts”); and

•

exchange-traded funds appearing on a list maintained by the CCO (“Approved ETFs”)[7] and dispositions of exchange-traded funds that were Approved ETFs at the time of acquisition; provided, that Approved ETFs may not be disposed of for 30 calendar days following the date of their acquisition;

[7]

The CCO will only include on the list of Approved ETFs exchange-traded funds that, as of the date of the list, have no single Covered Security accounting for more than 5% of their net assets, subject to certain limited exceptions. The CCO will remove Approved ETFs no longer in compliance with the 5% limit from the list periodically. The removal of an Approved ETF from the list does not require Access Persons to dispose of such exchange-traded fund.

•	receipt of securities as a result of a gift (including a grant or similar award to an Access Person or Family Member from such person’s employer), inheritance, or operation of law;

•	dispositions of securities acquired in a limited offering;

•

transactions effected in any Personal Account with respect to which such Access Person has submitted a signed certification that the Access Person or Family Member, as applicable, has no direct or indirect influence or control (an “Influence and Control Letter”); and

•

transactions effected in any Personal Account pursuant to an Automatic Investment Plan (i.e., a program, including any dividend reinvestment plan, in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation) entered into prior to the date on which the Access Person became subject to the Code (or otherwise approved by the CCO).

b.	Former Members of the Advisory Board

The Firm maintained an advisory board from its inception until March 31, 2023. Effective April 1, 2023, former members of the advisory board are no longer Access Persons and do not have access to confidential information regarding the Firm or the Funds, except that former advisory board members may (i) continue to serve on committees of the Firm and/or (ii) confer with the Firm from time to time on discrete matters.

In recognition of the foregoing, former advisory board members will be required to attest that to the extent they receive from the Firm any confidential information with respect to an issuer, they will maintain the confidentiality of such information and will not trade in such issuer’s securities without obtaining the prior approval of the CCO. Other than the foregoing attestation, former advisory board members are not subject to any obligations of this Code or restrictions on their personal trading.

c.	General Standard for Transaction Pre-Approval

Any transaction requiring pre-approval that is pre-approved by the CCO must be executed: (a) by the end of the day following the date of receipt of approval with respect to publicly traded securities and (b) by the following subscription date with respect to privately placed securities. If a pre-approved transaction is not effected within these time frames, a new approval request must be submitted.

Great effort will be made to give a prompt response to a request for clearance, but clearance may never be presumed before it is expressly granted in writing.

Access Persons should note that approval by the CCO does not in any way constitute legal or investment advice, and such approval should not be construed as approval by the Firm that such transaction in any way complies with federal or state securities laws or is in any way a suitable investment for the Access Persons.

d.	Transactions in Mutual Funds

All Access Persons are discouraged from trading in shares of mutual funds for their Personal Accounts, and for the Funds managed by the Firm, in a manner inconsistent with a mutual fund’s prospectus.

5.	Exceptions to the Ongoing Reporting Requirements and Trading Restrictions

Notwithstanding anything to the contrary contained herein, certain Personal Accounts will not be subject to the ongoing reporting obligations and trading restrictions contained herein; provided that the applicable Access Person shall have disclosed all of those Personal Accounts on the Initial Personal Accounts and Holdings Report or Quarterly Transactions and New Personal Accounts Report, as applicable, so that the CCO can determine that those Personal Accounts should not be subject to ongoing monitoring by the Firm.

Personal Accounts that are not subject to the ongoing reporting obligations and trading restrictions contained herein (such accounts, “Exempt Personal Accounts”) are as follows:

•	529 Plans;

•	any Personal Account that is only permitted to hold Exempt Securities by design of the account through the relevant brokerage firm or custodian;

•	401(k) plan retirement accounts offered to Access Persons by the Firm;

•	any Personal Account over which the Access Person has no direct or indirect influence or control, as determined by the CCO based on documentation received from the Access Person;[8]

•	certain Personal Accounts advised by a “robo-adviser”, such as Betterment; and

•	any Personal Account in which transactions are effected pursuant to an Automatic Investment Plan entered into prior to the date on which the Access Person became subject to the Code.

The CCO may determine at any time that an Exempt Personal Account should be once again subject to the reporting obligations and trading restrictions of this Code.

[8]

SEC Division of Investment Management Guidance Update, Personal Securities Transaction Reports by Registered Investment Advisors: Securities Held in Accounts Over Which Reporting Persons Had No Influence or Control. (June 2015).

D.	Compliance with Applicable Federal Securities Laws

In addition to the general principles of conduct stated in the Code and the specific trading restrictions and reporting requirements described above, the Code requires all Access Persons to comply with applicable securities laws.

E.	Making or Spreading False Rumors

Intentionally creating, passing or using knowingly false rumors may violate the antifraud provisions of the Advisers Act and other securities laws. Accordingly, no Access Persons may maliciously create, disseminate or use knowingly false rumors. This prohibition covers oral and written communications, including the use of electronic communication media such as email, instant messaging, text messaging, blogs and chat rooms. The Firm recognizes that identifying “false” rumors, and differentiating them from legitimate investment information or opinion, is difficult. We therefore encourage you to use discretion with respect to rumors or so-called market chatter and consult with one of the Firm’s in-house counsel (each, “Counsel”) should you have any questions or concerns with respect to any particular information you obtain.

F.	Service on Boards of Directors and Other Outside Activities

An Access Person’s service on the board of directors of a company, any other governing board, a creditors’ committee or an investment committee of any entity (including charitable organizations), could lead to the potential for conflicts of interest or insider trading risks, and may otherwise interfere with such Access Person’s employment or duties to the Firm.

Consequently, prior to any Access Person accepting any appointment to any board of directors of a company, any other governing board, a creditors’ committee or an investment committee of any entity, that Access Person must obtain prior approval from the CCO. Access Persons may accept the following appointments without prior approval from the CCO: (i) appointments as the Firm’s representative, and (ii) appointments to condo/co-op boards or other similar boards related to personal ownership of real estate. Prior approval must be obtained by submitting an outside affiliation request form through the Compliance System, unless the CCO permits acceptance of such request in another form.

Within thirty (30) days after the end of each calendar year, Access Persons must also submit a form detailing certain additional affiliations (such form, the “Outside Affiliation Form”) through the Compliance System if not already reported in a previous calendar year. The Outside Affiliation Form may be combined with other annual certifications and/or reporting required by the Code. On the Outside Affiliation Form, Access Persons will report each instance where they:

•	receive compensation from an entity (charitable or otherwise) other than the Firm, Table or the PSF, as applicable;

•	take an active role in the management decisions of an entity (charitable or otherwise);

•	serve as an officer or general partner of an entity;

•	provide advice about investments to any entity;

•	have a parent, child, sibling or spouse who conducts business with the Firm or works for an entity that conducts business with the Firm; or

•	have a parent, child, sibling or spouse who works for (i) a broker-dealer, (ii) a federal, state, local or non-U.S. government entity or branch of government or (iii) a public company.

All Access Persons will be required to certify that they have complied with the foregoing on an annual basis.

In the event that an Access Person is appointed to the board of directors of a public company the securities of which are held by the Funds (a “Portfolio Company”), Counsel should be notified and the Firm should consult outside counsel with respect to applicable securities laws and regulations.

Subject to the determination of the CCO to the contrary, an Access Person can share certain material nonpublic confidential information with respect to a Portfolio Company with others within the Firm, consistent with the law, any agreement entered into with the Portfolio Company, and any limitations to which the Access Person may be subject by virtue of his or her role at the Portfolio Company.

G.	Gifts and Entertainment

In order to address conflicts of interest that may arise when a Supervised Person accepts or gives a gift, favor, entertainment, special accommodation, or other item of value, the Firm places restrictions on gifts and entertainment. Accordingly, the following procedures and restrictions apply to Supervised Persons’ interactions with third parties (including their employees) with whom or which the Firm conducts, or is considering conducting, business (each, a “Business Associate”). Business Associates include, but are not limited to, prime and executing brokers, consultants, administrators, custodians, attorneys, accountants, investment bankers, valuation and appraisal firms, investors, co-investors, vendors, suppliers, and a variety of other entities.

Supervised Persons should not accept gifts or entertainment from any person in connection with the Firm’s business if the acceptance of that gift or entertainment would inappropriately influence any material decision of such Supervised Person or otherwise cause the Supervised Person to feel obliged to do something in return for the gift or entertainment.

1.	Gifts.

For purposes of this policy, a “gift” is any item or any service of value. Supervised Persons may not provide or accept gifts in their capacity as an employee or other representative of the Firm having an aggregate value in excess of $500 per calendar year to or from any one source at a Business Associate, except with the CCO’s approval. Notwithstanding the foregoing, no Supervised Person may provide or accept gifts in his/her capacity as an employee or other representative of the Firm having an aggregate value of $100 per calendar year to or from any person associated with a broker-dealer. The following gifts, however, are excluded from the thresholds set forth above (together, the “Excepted Gifts”): (i) gifts that are a result of a personal relationship between the giver and the recipient and are not in relation to the Firm’s business; (ii) gifts that are of de minimis value (such as pens, notepads, or modest desk ornaments); (iii) gifts that are promotional items of nominal value that display the giver’s logo (such as umbrellas, tote bags, or t-shirts); and (iv) decorative gifts that commemorate business transactions. Gifts given in the course of business entertainment (including conferences) are included in the thresholds set forth above unless such gifts are Excepted Gifts.

Supervised Persons must report any gift, service, or other item of value received from or given to any Business Associate (other than the Excepted Gifts) by completing a Gifts & Entertainment report in the PTCC System within 30 days after the end of each calendar quarter. The CCO will review such reports and may require the Supervised Person to return a gift or provide payment for such gift if the CCO believes that such action is appropriate. The CCO also will keep records of any gifts so reported. The Firm’s Conflicts Committee and Best Execution Committee may review the gift reports on a periodic basis.

2.	Entertainment.

Supervised Persons may provide or accept a business entertainment event of not unreasonable value to or from a Business Associate. Business entertainment includes any social event, hospitality event, sporting event, entertainment event, meal, leisure activity or event of like nature or purpose regarding an existing or prospective business relationship, including business entertainment offered in connection with a charitable event, educational event or business conference if both the Supervised Person and a representative of the Business Associate providing or receiving the entertainment are present.

Two important notes with respect to business entertainment:

(a) An event will be considered a “gift” under this policy (and not entertainment) unless both the Supervised Person and a representative of the Business Associate are present.

(b) Transportation and lodging received or provided in connection with an entertainment activity or event is to be considered part of the business entertainment.

Supervised Persons must report any business entertainment received from or provided to any Business Associate if the value of such entertainment exceeds $500 per person per event by completing a Gifts & Entertainment report in the Compliance System within 30 days after the end of each calendar quarter. Notwithstanding the foregoing, Supervised Persons are not required to report any entertainment received from or provided to any Business Associate as long as the provision of the entertainment is a result of a personal relationship between such persons and not in relation to the business of the Firm. Please note that any entertainment provided to a Business Associate that is not reportable pursuant to the foregoing sentence must be paid for by the Supervised Person in his or her personal capacity, and may not be paid for by the Firm. The CCO will review all reportable entertainment and may require a Supervised Person to reimburse the expense of the entertainment or take any such other action that the CCO believes is appropriate. The CCO also will keep records of any entertainment so reported. The Firm’s Conflicts Committee and Best Execution Committee may review the entertainment reports on a periodic basis.

3.	Additional Rules Related to Certain Recipients of Gifts and Entertainment

a.	Government Officials.

Certain laws or rules in various jurisdictions may prohibit or limit gifts or entertainment extended to public officials. Prior to providing any gift or entertainment to any government officials or their families, employees should discuss the matter with the CCO. (See also the Section entitled “Anti-Corruption Policy”).

b.	Union Officials.

Special Department of Labor reporting requirements apply to service providers, such as investment advisers, to Taft-Hartley employee benefit funds. Those service providers must make detailed annual reports of gifts and entertainment provided generally to unions, their officers, employees and agents, subject to a de minimis threshold.9 Prior to providing any gift or entertainment to these types of recipients, Supervised Persons should discuss the matter with the CCO.

c.	Public Pension Plan Employees

Certain laws or rules in various jurisdictions may prohibit or limit gifts or entertainment extended to public pension plan employees (including, but not limited to, plan trustees, board members, and officials). Additionally, public pension plans may have internal guidance documents restricting the receipt by their employees and agents of gifts or entertainment. Prior to providing any gift or entertainment to any public pension plan employees and agents, or to a person known by the Supervised Persons to be a family member of the foregoing, Supervised Persons should discuss the matter with the CCO. (See also the Section entitled “Anti-Corruption Policy”.)

d.	Plans Subject to ERISA

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) prohibits or limits gifts or entertainment extended to employees of investors subject to ERISA. Prior to providing any gift or entertainment to any public pension plan employees and agents, Supervised Persons should discuss the matter with the CCO.

4.	Solicited Gifts.

No Supervised Person may use his or her position with the Firm to solicit and thereby obtain any gift of value from a client, supplier, person to whom the Supervised Person refers business or any other entity with which the Firm does business.

[9]	For additional information regarding these reports, see http://www.dol.gov/olms/regs/compliance/LM10_FAQ.htm.

5.	Referrals.

Supervised Persons may not make referrals to clients (e.g., of accountants, attorneys, or the like) with an expectation of personal benefit on account of the referral.

H.	Political Contributions

1.	Rule 206(4)-5 – Political Contributions by Certain Investment Advisers

a.	Limitations on Political Contributions

(i)

Under Rule 206(4)-5 of the Advisers Act, a firm may not be compensated by any government entity for advisory services for two years after such firm, its “covered associates” or any political action committee (“PAC”) controlled by such firm or its covered associates makes any contribution to any government official with (a) authority or influence regarding a government entity’s selection of an adviser or investment pool; or (b) authority to appoint individuals with authority or influence regarding a government entity’s selection of an adviser or investment pool (e.g., a governor who appoints members of a state pension plan investment committee).

(ii)

Exception: Rule 206(4)-5 provides a de minimis exception, allowing a covered associate of a firm to (1) contribute up to $350 per election to any government official or candidate described in section (i) above for whom the covered associate is entitled to vote; or (2) contribute up to $150 to any government official or candidate described in section (i) above for whom the covered associate is not entitled to vote.

b.	No Solicitation or Coordination of Contributions

Under Rule 206(4)-5, a firm and its covered associates are prohibited from soliciting or organizing other persons or PACs to make contributions (i) to elected officials in a position to influence the selection of a firm or (ii) to political parties in the state or locality where a firm is providing or seeking government entity business.

c.	Ban on Circumvention Through Indirect Contributions

Under Rule 206(4)-5, a firm and its covered associates are prohibited from doing anything indirectly which, if done directly, would violate Rule 206(4)-5, e.g., a firm and its covered associates would be prohibited from using third-party solicitors, attorneys, family members or companies affiliated with the firm to make contributions that would violate Rule 206(4)-5.

d.	Soliciting Government Entity Investors

(i)

Under Rule 206(4)-5, a firm or its covered associates shall not provide or agree to provide, directly or indirectly, payment to any third-party to solicit government entity investors for investment advisory services on its behalf, other than SEC-registered broker-dealers, municipal advisers or investment advisers that are themselves subject to pay-to-play regulation (“regulated persons”). For the avoidance of doubt, the foregoing does not affect the ability of the Firm’s personnel to solicit government entity investors directly.

e.	No Compensation for Advisory Services After a Prohibited Contribution

If a firm or any of its covered associates violate any of the prohibitions or limitations on contributions described in Rule 206(4)-5, that firm will be prohibited from receiving compensation for advisory services from such government entity for two years after such prohibited contribution subject to certain exceptions. This is known as the “two-year time-out” provision. A firm may have a fiduciary duty to continue providing advisory services to the government entity until such time as the government entity is able to replace the adviser. If you believe that you have violated any of the provisions of Rule 206(4)-5, contact the CCO as soon as reasonably practicable.

(i)	Exemptions Under Rule 206(4)-5

The SEC may waive the two-year time-out provision, upon a request for exemptive relief from a firm, under circumstances where, among other things, the firm has discovered contributions after they were made and has provided persuasive objective evidence that no “pay to play” was intended.

A firm may also qualify for an exemption from the two-year time-out provision if a covered associate has made a contribution that inadvertently triggered the two-year time-out and: (a) the contribution was $350 or less per election; (b) the firm discovered the contribution within four months of it having been made; and (c) within 60 days of discovery, the contributor obtained the return of the contribution. The Firm is prohibited from claiming this exemption more than three times per 12-month period and no more than once for each covered associate regardless of time period.

2.	Other Applicable Laws, Rules and Regulations

Certain states, counties, municipalities and government entities have adopted regulations and/or policies limiting or completely restricting a firm from doing business with such state, locality or entity, as applicable, if political contributions are made by the firm, its employees, or, in some instances, an employee’s spouse, civil union partner, or immediate family member residing in the same home. Under these laws and policies, a single prohibited political contribution to a candidate, political party, political group, PAC, or a state or municipal official, may disqualify or otherwise restrict the Funds from accepting investments by certain investors.

3.	The Firm’s Political Contribution Policy and Procedures

The Firm’s CCO will be responsible for the implementation and enforcement of the following procedures (the “Political Contribution Policy”). To monitor compliance with Rule 206(4)-5 and other relevant laws, rules and restrictions with respect to any state, county, municipality or government entity, the Firm’s Political Contribution Policy applies to all of the Firm’s Supervised Persons. Any questions concerning this Political Contribution Policy should be directed to the CCO.

a.	Contribution Clearance

Due to the restrictions and limitations discussed above, Supervised Persons (and their Family Members), and any PAC controlled by a Supervised Person (and/or his or her Family Member), are prohibited from making any contributions to any state or local official or candidate’s campaign, or to any state or local political party or political committee (e.g., a PAC), or any other entity organized for the purpose of supporting state or local officials, candidates, political parties or political committees. Any contribution by a Supervised Person (or his or her Family Member), and any contribution by a PAC controlled by a Supervised Person (or his or her Family Member) to any (i) federal official or candidate’s campaign, (ii) federal political party or political committee, (iii) other entity organized for the purpose of supporting federal officials, candidates, political parties or political committees, or (iv) non-US politicians, candidates, political parties, political organizations or officials, must receive prior clearance by the CCO. For purposes of this Political Contribution Policy, contributions include payments by cash, check, or credit card; “in-kind” contributions of free or discounted goods or services; and payments to attend any event that is a fundraiser benefiting a candidate’s campaign, a political party committee, a political committee, or any other entity organized to support a candidate, political party committee, or political committee.

Supervised Persons (and their Family Members) are prohibited from soliciting or coordinating any contributions to any state or local official or candidate’s campaign, or to any state or local political party or political committee (e.g., a PAC), or any other entity organized for the purpose of supporting state or local officials, candidates, political parties or political committees. Any coordination or solicitation of a contribution by any Supervised Person (or his or her Family Member) for the benefit of any federal official or candidate’s campaign, or to any federal political party or political committee, or any other entity organized for the purpose of supporting federal officials, candidates, political parties or political committees, must receive prior clearance by the CCO. The CCO has the discretion to deny the request for any reason, e.g., if it is too costly or burdensome to determine whether such contribution is permissible under the rules.

Requests for clearance should be submitted through the PTCC System at least 3 days prior to the desired date of contribution. Upon receiving a request for clearance, the CCO will determine if such contribution is permissible under Rule 206(4)-5 and other relevant laws, rules and restrictions with respect to any state, county, municipality or government entity.

b.	Screening of Newly Hired or Promoted Employees

The Firm generally will not hire a new Supervised Person or promote an existing Supervised Person if such person’s job functions (i) will include solicitation of advisory business, and such person has made a prohibited contribution within two years before being hired or promoted, or (ii) do not include solicitation of advisory business but include similar status or function to a general partner, managing member or executive officer or the supervision of someone that solicits advisory business, and such person has made a prohibited contribution within six months before being hired or promoted.

At the time of extending any such offer of employment or promotion, the applicant or Supervised Person (as applicable) will be required to provide to the CCO a list of any and all contributions made by that person during the previous two years or six months, as applicable. The CCO will determine what, if any, impact such contributions would have on the Firm’s existing and potential business with government entities and will inform the Firm’s senior management of any such potential impact.

c.	Recordkeeping Requirements

The Firm maintains records as to: (i) the names, titles, businesses and residential addresses of its Supervised Persons; (ii) contributions made by the Firm and its Supervised Persons (and their Family Members) to government officials (including candidates for federal, state or local office), as well as all PACs and political parties; and (iii) government entities in pooled investment vehicles to which the Firm has provided advisory services within the past five years.

In addition, the Firm will maintain records of any compensation that it pays to SEC-registered broker-dealers, municipal advisers and investment advisers for the solicitation of government entities investors in pooled investment vehicles managed by the Firm.10

I.	Prohibited Political Activities of Employees

In addition to the above pre-approval requirement, all Supervised Persons are prohibited from:

•	making or soliciting political contributions or otherwise engaging in political activities where the purpose is to assist the Firm in obtaining or retaining business;

•	soliciting political contributions based upon any representation that such solicitation is on behalf of, or in any way endorsed by, the Firm; and

•	doing indirectly, through any other person, anything prohibited by these policies.

[10]

Rule 206(4)-5 does not require the Firm to keep records of the regulated persons/entities that solicited government entities for investment advisory services on the Firm’s behalf prior to June 13, 2012.

Supervised Persons should understand that applicable and proposed laws, rules, regulations and/or policies governing political contributions are very complex, differ in the various jurisdictions, and are subject to continual changing legislative actions and judicial interpretations. As a result, the Firm encourages all Supervised Persons to consult with the CCO regarding any questions or interpretive guidance which may arise with respect to these policies.

J.	Anti-Corruption Policy

1.	Statement of Policy

The Firm, all Employees and all affiliates of the Firm must comply with applicable anticorruption laws, including:

•	the U.S. Foreign Corrupt Practices Act (the “FCPA”);

•	the laws and regulations of each other country in which the Firm conducts business; and

•	all other applicable anti-bribery and anti-corruption laws

(collectively, “Anti-Bribery Laws”). As part of the Firm’s efforts to comply with Anti-Bribery Laws and to prevent and detect bribery and corruption, the Firm has adopted this Anti-Corruption Policy. For the sake of clarity, our Anti-Corruption Policy applies to all Employees and all of our agents, both within and outside the United States.

The anti-bribery provisions of the FCPA (and, thus, our Anti-Corruption Policy11) prohibit:

•

the giving or payment of, or any offer (including an offer that is never consummated by an actual payment), promise or authorization to give or pay, anything of value to a “Foreign Official” (as defined below) to assist in obtaining, retaining, or directing business, and

•

any payment to an agent, consultant, intermediary, representative or any other third party (each, a “Third Party”) with the knowledge that all or a portion of the payment will be transmitted to a Foreign Official to assist in obtaining, retaining, or directing business.

The knowledge requirement of the FCPA (and our Anti-Corruption Policy) includes not only “actual knowledge” that a bribe was paid to a Foreign Official, but also awareness of a “high probability” of such bribery. Therefore, an Employee may have sufficient “knowledge” for a violation if he or she deliberately turns a blind eye or consciously disregards red flags suggesting a possible bribery or corruption scheme, even if the Employee does not actually know that a bribe has been paid or will be paid.

[11]	Unless otherwise noted, this Anti-Corruption Policy is designed to fulfill the statutory requirements of the FCPA.

The CCO will administer Our Anti-Corruption Policy.

a.	“Anything of Value”

When we prohibit offers or payments of “anything of value” to influence official action or to secure an improper advantage, this includes:

•	money (in any form);

•	gifts;

•	entertainment or hospitality;

•	offers or promises of employment;

•	promises to pay anything of value;

•	payment or reimbursement of travel expenses; and

•	personal favors.

b.	“Foreign Official”

The definition of “Foreign Official” under the FCPA (and our Anti-Corruption Policy) is very broad. It includes a government official in the classic sense, such as the head of a government ministry or agency, but also encompasses any officer or employee of any foreign government department, agency, or instrumentality, such as an employee of a state-owned business enterprise. For example, an employee of any entity that is owned or controlled by a foreign government may qualify as a Foreign Official under the FCPA.

A Foreign Official may serve in any branch of government (executive, legislative, judicial) and at any level of government (national, regional, local). The term “Foreign Official” also includes (i) any person acting in an official capacity for or on behalf of a foreign government, whether or not that person may be employed by the government, (ii) any employee or representative of a public international organization, or any department, agency, or instrumentality thereof (such as an employee of the World Bank), (iii) any foreign political party or official thereof, and (iv) any candidate for foreign political office.

A “Foreign Official” could include, for example, any of the following:

•	an employee of a government owned or controlled enterprise (e.g., a sovereign wealth fund or state-run pension plan or a purchasing manager of a government-owned producer);

•	a regulatory agency official (e.g., an employee of the Financial Conduct Authority in the United Kingdom);

•	a customs or tax official;

•	a local police officer;

•	a member of the military;

•	a member of Parliament;

•	a judge, prosecutor or court clerk; or

•	an employee of an international organization (e.g., EU entities, U.N. bodies, the World Bank, the Asian and African Development Banks, and similar institutions).

c.	Facilitation Payments

In some circumstances, a payment to a Foreign Official may qualify under a narrow exception of the FCPA that allows for facilitation or expediting payments to secure routine governmental actions. Facilitation payments are small payments made to ensure non-discretionary governmental actions, such as processing visas or business permits. Facilitation payments may not be made to induce a Foreign Official to ignore his or her lawful duty or to exercise discretion in the award or retention of business.

Although the FCPA contains an explicit exception to the bribery prohibition for so-called facilitation payments, other legal regimes may not. As a result, our Anti-Corruption Policy prohibits facilitation payments to Foreign Officials without prior approval of the CCO.

2.	Giving Gifts under our Anti-Corruption Policy

Consistent with our Gifts and Entertainment Policy, the Firm, all Employees and all other affiliates of the Firm are prohibited from giving any gift, offering any gift or promising any gift to a Foreign Official without the prior approval of the CCO.

3.	Providing Entertainment under our Anti-Corruption Policy

Consistent with our Gifts and Entertainment Policy, the Firm, all Employees and all other affiliates of the Firm are prohibited from paying, giving, offering, promising, or authorizing the payment of any travel, lodging, entertainment, or meal expenses for a Foreign Official without the prior approval of the CCO.

4.	Contributions to Charitable Organizations

Although the FCPA does not prohibit charitable contributions, charitable contributions would violate the FCPA (and other Anti-Bribery Laws) if intended to bribe a Foreign Official in order to assist in obtaining, retaining, or directing business (because, for example, the Foreign Official or his or her relative is affiliated with the recipient charitable organization). Accordingly, our Anti-Corruption Policy prohibits any contributions or donations to non-U.S. charities if intended to bribe a foreign official.

5.	Foreign Political Contributions

Consistent with our Political Contributions Policy, the Firm, all Employees and all other affiliates of the Firm are prohibited from making any contributions or donations to non-US politicians, candidates, political parties, political organizations or officials thereof without the prior approval of the CCO.

6.	Commercial Bribery

Bribes paid to individuals in the private sector, which is sometimes referred to as commercial bribery, is also strictly prohibited and likely constitutes a violation of law, including various federal and state laws in the United States as well as other Anti-Bribery Laws, including the UK Bribery Act (which prohibit bribery in the private sector as well as the public sector). Acts of commercial bribery may also subject Employees and the Firm itself to criminal and civil penalties.

Our Anti-Corruption Policy, therefore, also prohibits the payment of bribes, kickbacks, or similar improper payments of money or anything of value, whether in the United States or abroad, to persons or entities who are not Foreign Officials, including, but not limited to, officers or employees of counterparties or potential investors of the Firm or our Funds.

7.	Specific Compliance Procedures for Certain Third Party Agents

a.	Doing Business with Third Parties

The FCPA establishes liability for payments made indirectly to a Foreign Official as well as payments made directly. As such, the Firm may not pay any money or give anything of value to any third party—including, by way of example, an agent fee or commission—if the circumstances indicate that all or a portion of the money or other thing of value may be passed on to a Foreign Official to influence official action or obtain an improper advantage. To protect the Firm against the risk of bribes given indirectly, it is imperative that the Firm does business only with qualified and reputable Third Parties who understand and agree to abide by the FCPA and any other applicable Anti-Bribery Law.

b.	Performing Due Diligence on Third Parties

Consistent with our Vendor Supervision Policy, before the Firm enters into a business relationship with any Third Party who may interface on the Firm’s behalf with a Foreign Official, the CCO will conduct appropriate due diligence, the specific components of which may vary in accordance with the level of risk that the CCO assesses to be associated with the applicable business relationship and may include, for example, a review of the qualifications and reputation of the Third Party. In addition, the CCO must approve any written agreement with a Third Party who may interface on the Firm’s behalf with a Foreign Official, and the Firm may include appropriate anti-bribery and anti-corruption representations and other relevant provisions as applicable in such agreement.

8.	Record-Keeping & Expense Reimbursement

It is the policy of the Firm to maintain accurate books and records of all transactions that, directly or indirectly, involve gifts, expenses or payments to, or on behalf of, Foreign Officials. The records related to such transactions must be accurate and reflect the amount, the date, the recipient, and the purpose of any such payment.

All records relating to such transactions and to FCPA/anti-bribery compliance matters generally will be maintained for a minimum of six years from the end of the year in which they are created.

9.	Reporting of Non-Compliance

All employees are required to report any suspected violations of our Anti-Corruption Policy, the FCPA, or any other applicable Anti-Bribery Law to the CCO, provided that any suspected violations that implicate the CCO shall be reported to the President.

10.	Questions

If a problem arises or you have any questions about our Anti-Corruption Policy, the FCPA, or any other Anti-Bribery Law, please contact the CCO.

K.	Reporting Violations

Each Access Person must, as soon as reasonably practicable, report any known or suspected violation of the Code to the CCO or, in the CCO’s absence, to Counsel. If you are unsure whether a violation has occurred, you should discuss the matter freely with the CCO and/or Counsel. All reports will be treated confidentially to the extent possible and investigated promptly and appropriately. The Firm will not retaliate against any Access Person who reports a violation of the Code in good faith. The CCO will keep records of any violation of the Code, and of any action taken as a result of the violation.

L.	Exceptions to the Code

The CCO may, under very limited circumstances, grant an exception from the requirements of the Code on a case-by-case basis, provided that:

•	the CCO believes that the exception would not harm or defraud a Fund, violate the general principles stated in the Code or compromise the Access Person’s or the Firm’s fiduciary duty to any Fund;

•	the CCO believes that the exception would not cause the Access Person requesting it and the Firm to violate the Advisers Act or any rules promulgated thereunder; and

•	the Access Person provides any supporting documentation that the CCO may request.

No exceptions may be made to the fundamental requirements contained in the Code that have been adopted to meet applicable requirements under the Advisers Act.

If the CCO requests an exception from the requirements of the Code, other Counsel will consider all such requests and make a determination as to whether an exception is permitted.

M.	Administration of the Code

The CCO will review all reports submitted pursuant to the Code to determine that Access Person trades are consistent with requirements and restrictions set forth in the Code and do not otherwise indicate any improper trading activities. Other Counsel will receive and review all reports submitted by the CCO to determine that any trades made by the CCO are consistent with requirements and restrictions set forth in the Code and do not otherwise indicate any improper trading activities.

In the CCO’s absence, all notices and approvals required to be given to, or obtained from, the CCO, as applicable, may be given to, or obtained from, Counsel.

The CCO will oversee the maintenance of all books and records relating to the Code. The books and records required to be maintained include the following:

•	a copy of the Code that is in effect, or at any time within the past five years was in effect;

•	a record of any violation of the Code, and of any action taken as a result of the violation;

•	a record of all applicable written acknowledgements of receipt, review and understanding of the Code from each person who is currently, or within the past five years was, an Access Person;

•	a record of each report submitted by an Access Person;

•	a record of any decisions requiring pre-approval;

•	a record of the names of persons who are currently, or within the past five years were, Access Persons; and

•	a record of any exception from the Code granted by the CCO and any related documentation supplied by the Access Person seeking the exception.

These books and records must be maintained by the Firm in an easily accessible place for at least five years from the end of the fiscal year during which the record was created, the first two years in an appropriate office of the Firm.

Finally, the Firm is required to include a description of our Code in Part 2A of our Form ADV and will, upon request, furnish investors in the Funds with a copy of the Code. The CCO will monitor whether a proper description of our Code is included in the Form ADV and the Head of Investor Relations will coordinate the distribution of our Code to any investors who request a copy.

N.	Sanctions

Any violation of any provision of the Code may result in disciplinary action. The CCO, in consultation with the President, will determine an appropriate sanction. Disciplinary action may include, among other sanctions, a letter of reprimand, disgorgement, suspension, demotion or termination of employment.

O.	Acknowledgment of Receipt and Compliance

The Firm will provide each Access Person with a copy of the Code and any amendments hereto. Any questions regarding any provision of the Code or its application should be directed to the CCO.

Each Supervised Person must submit through the Compliance System a written acknowledgement evidencing the fact that such Supervised Person has received, understands, and will comply with, the Firm’s Compliance Manual and the Code.

In addition, each Supervised Person must submit through the Compliance System an annual certification which includes, among other things, a representation that such Supervised Person has complied with the Code in all material respects during the relevant year.

June 2024

Pershing Square Capital Management, L.P.

Addendum for Registered Investment Companies (“Registered Funds”)

1.	Introduction

This addendum is developed for the investment advisory activities of Pershing Square Capital Management, L.P. (the “Adviser”), and their associated persons that provide investment advisory services to Pershing Square USA, Ltd (“PSUS”).

Roles and Responsibilities

The Adviser oversees the management of PSUS’ activities and is responsible for making investment decisions for PSUS’ portfolio. The Adviser has been appointed subject to the monitoring, supervision, and oversight of PSUS’ board of trustees (the “Board”). For the Board to conduct its oversight responsibilities, the Adviser and its associated persons will be subject to certain reporting obligations and periodic testing.

PSUS Manual

PSUS maintains a separate compliance manual (the “PSUS Manual”) required pursuant to Rule 38a-1 under the Investment Company Act of 1940, as amended (the “1940 Act”). The Adviser, and their associated persons who provide services to PSUS are required to comply with PSUS Manual. You will receive a copy of PSUS Manual and are subject to those policies and procedures. You are asked and encouraged to raise questions, criticisms or comments about the PSUS Manual and direct any question to the Chief Compliance Officer (the “CCO”) of PSUS.

To the extent of any overlap between the PSUS Manual and the Adviser Manual of which this is a part, the PSUS Manual will be determinative for the activities of PSUS.

2.	PSUS Organization and Regulation

PSUS is organized as a Delaware statutory trust and is registered with the Securities and Exchange Commission (“SEC”) under the 1940 Act, as a non-diversified, closed-end management investment company.

3.	PSUS Compliance Program Code of Ethics

As a registered investment company, PSUS is required to adopt a written code of ethics pursuant to Rule 17j-1 under the 1940 Act. Associated persons of the Adviser will receive a copy of PSUS’ Code of Ethics and are subject to the provisions contained therein.